Exhibit 10.23
The Cortland Savings and Banking Company
Third Amended Salary Continuation Agreement
This Third Amended Salary Continuation Agreement (this “Agreement”) is entered into as of this third day of December, 2008, by and between The Cortland Savings and Banking Company (the “Bank”), an Ohio-chartered, FDIC-insured member bank, and Danny L. White, Senior Vice President and Chief Lending Officer of the Bank (the “Executive”).
Whereas, the Executive has contributed substantially to the success of the Bank and its parent company, Cortland Bancorp, an Ohio corporation, and the Bank desires that the Executive continue in its employ,
Whereas, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,
Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned,
Whereas, the Bank and the Executive intend that this Agreement shall amend and restate in its entirety the December 15, 2003 Second Amended Salary Continuation Agreement between the Executive and the Bank, and
Whereas, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.
Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
Article 1
Definitions
1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.
1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
1.4 “Change in Control” means a change in control as defined in Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –
(a) Change in ownership: a change in ownership of Cortland Bancorp occurs on the date any one person or group accumulates ownership of Cortland Bancorp stock constituting more than 50% of the total fair market value or total voting power of Cortland Bancorp stock,
(b) Change in effective control: (x) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Cortland Bancorp stock possessing 30% or more of the total voting power of Cortland Bancorp stock, or (y) a majority of Cortland Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Cortland Bancorp’s board of directors, or
(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Cortland Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Cortland Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Cortland Bancorp’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Cortland Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.
1.5 “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.
1.6 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7 “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause. Early Termination excludes a Separation from Service governed by section 2.4.
1.8 “Effective Date” means March 1, 2001.
1.9 “Intentional,” for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.
1.10 “Normal Retirement Age” means the Executive’s 65th birthday.
1.11 “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.
1.12 “Plan Year” means a twelve-month period commencing on March 1 and ending on the last day of February of each year. The initial Plan Year commenced on the Effective Date.
1.13 “Separation from Service” means the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.
1.14 “Termination with Cause” and “Cause” shall have the same meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination with cause, Termination with Cause means the Bank terminates the Executive’s employment because of –
(a) the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b) disloyalty or dishonesty by the Executive in the performance of the Executive’s duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or
(c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgement of the Bank causes material harm to the Bank or affiliates, or
(d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgement, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or
(e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or
(f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or
(g) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.
1.15 “Voluntary Termination with Good Reason” means a voluntary Separation from Service by the Executive within 24 months after a Change in Control if the following conditions (x) and (y) are satisfied: (x) a voluntary Separation from Service by the Executive will be considered a Voluntary Termination with Good Reason if any of the following occur without the Executive’s advance written consent –
1) a material diminution of the Executive’s base salary,
2) a material diminution of the Executive’s authority, duties, or responsibilities,
3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,
4) a material diminution in the budget over which the Executive retains authority,

5) a material change in the geographic location at which the Executive must perform services for the Bank, or
6) any other action or inaction that constitutes a material breach by the Bank of the agreement under which the Executive provides services to the Bank.
(y) the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Bank shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the earlier of the initial existence of the condition or the Change in Control.
Article 2
Lifetime Benefits
2.1 Normal Retirement. Unless Separation from Service occurs before Normal Retirement Age, when the Executive attains Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Executive’s Separation from Service thereafter is a Termination with Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.
2.1.1	Amount of benefit. The annual benefit under this section 2.1 is $41,500.

2.1.2	Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in equal monthly installments on the last day of each month. The annual benefit shall be paid to the Executive for 15 years.
2.2 Early Termination. If Early Termination occurs before Normal Retirement Age but on or after the date the Executive attains age 62, the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement. If Early Termination occurs before the Executive attains age 62, no benefit shall be payable under this Agreement. Additionally, no benefits shall be payable under this Agreement if the Executive’s employment is terminated under circumstances described in Article 5 of this Agreement. Neither the Bank nor the Executive shall be entitled to elect in the 24-month period after a Change in Control between the benefit under this section 2.2 versus the benefit under section 2.4. If the Executive’s Separation from Service within 24 months after a Change in Control is an involuntary termination without Cause or a Voluntary Termination with Good Reason, no benefit shall be payable under this section 2.2 and the Executive shall instead be entitled to the benefit under section 2.4 or, if the Executive first attained Normal Retirement Age, section 2.1.
2.2.1	Amount of benefit. The annual benefit under this section 2.2 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2	Payment of benefit. The Bank shall pay the annual benefit to the Executive in equal monthly installments on the last day of each month, except that the first six monthly installments after the Executive’s Separation from Service shall not be paid to the Executive until the seventh month after the month in which Separation from Service occurs. In the seventh month after the month in which Separation from Service occurs the Executive shall be entitled to the first six monthly installments and the regular monthly installment for the seventh month. The Executive shall be entitled to a total of 180 monthly installments, including the first six installments that are paid in the seventh month.
2.3 Disability. For Separation from Service because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.
2.3.1	Amount of benefit. The annual benefit under this section 2.3 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.3.2	Payment of Benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in equal monthly installments on the last day of each month. If the benefit is paid under clause (x) in the seventh month after Separation from Service, the first six monthly installments after Separation from Service shall not be paid to the Executive until the seventh month after the month in which Separation from Service occurs. In the seventh month the Executive shall be entitled to the first six monthly installments and the regular monthly installment for the seventh month. The Executive shall be entitled to a total of 180 monthly installments, including the first six installments that are paid in the seventh month.
2.4 Change in Control. If the Executive’s Separation from Service is an involuntary termination without Cause or a Voluntary Termination with Good Reason, in either case within 24 months after a Change in Control, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Executive’s employment is terminated under circumstances described in Article 5 of this Agreement. Neither the Bank nor the Executive shall be entitled to elect in the 24-month period after a Change in Control between the benefit under this section 2.4 versus the Early Termination benefit under section 2.2. If the Executive’s Separation from Service within 24 months after a Change in Control is an involuntary termination without Cause or a Voluntary Termination with Good Reason, no benefit shall be payable under section 2.2 and the Executive shall instead be entitled to the benefit under this section 2.4. But if the Executive shall have attained Normal Retirement Age when Separation from Service within 24 months after a Change in Control occurs, whether Separation from Service is voluntary or involuntary for any reason other than Termination with Cause, the Executive shall be entitled solely to the benefit provided by section 2.1, not this section 2.4.

2.4.1	Amount of benefit. The benefit under this section 2.4 is the Normal Retirement Age Accrual Balance required by section 2.1, discounting the Normal Retirement Age Accrual Balance to present value using a discount rate selected by the Plan Administrator, but the discount rate selected by the Plan Administrator shall not exceed the discount rate employed at the time of the Change in Control for purposes of calculating the Accrual Balance.

2.4.2	Payment of benefit. The Bank shall pay the benefit under this section 2.4 to the Executive in a single lump sum on the first day of the seventh month after the month in which Separation from Service occurs.
2.5 Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while the Executive is receiving the Normal Retirement Age benefit under section 2.1, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the Change in Control. If a Change in Control occurs after Separation from Service but while the Executive is receiving or is entitled to receive the Early Termination benefit under section 2.2 or the Disability benefit under section 2.3, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the later of (x) the Change in Control or (y) the first day of the seventh month after the month in which the Executive’s Separation from Service occurs. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.
2.6 Annual Benefit Statement. Within 120 days after the end of each Plan Year the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under this Agreement shall control.

2.7 Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive shall not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.
2.8 One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.
Article 3
Death Benefits
3.1 Death in Active Service Before Normal Retirement Age. If the Executive dies both before Normal Retirement Age and before Separation from Service, instead of any other benefit payable under this Agreement the Executive’s Beneficiary shall be entitled at the Executive’s death solely to the benefit, if any, payable under the Split Dollar Agreement and Endorsement, as amended, attached to this Agreement as Addendum A.
3.2 Death During Benefit Period. If the Executive dies after benefit payments under Article 2 commence but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived. In that case, no death benefit shall be payable under the Split Dollar Agreement and Endorsement, as amended. If the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the benefits shall be payable to the Executive’s Beneficiary but payments shall commence on the last day of the month after the month in which the Executive’s death occurs, and no death benefit shall be payable under the Split Dollar Agreement and Endorsement, as amended.
3.3 Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while the Beneficiary is receiving under section 3.2 the section 2.1 Normal Retirement Age benefit after the Executive’s death or if a Change in Control occurs after the Executive’s Separation from Service but while the Beneficiary is receiving or is entitled to receive because of section 3.2 the section 2.2 Early Termination benefit or the section 2.3 Disability benefit after the Executive’s death, the Bank shall pay the remaining benefits to the Beneficiary in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Beneficiary as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

Article 4
Beneficiaries
4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.
4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.
4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.
4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse the benefits shall be made to the personal representative of the Executive’s estate.
4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.
Article 5
General Limitations
5.1 Termination with Cause and Termination Before Vesting. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a Termination with Cause or if Separation from Service is an Early Termination before the Executive attains age 62.

5.2 Misstatement. No benefits shall be paid under this Agreement or under the Split Dollar Agreement and Endorsement, as amended, if the Executive makes any material misstatement of fact on any application or resume provided to the Bank, on any application for life insurance purchased by the Bank, or on any application for benefits provided by the Bank.
5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, and the Split Dollar Agreement and Endorsement, as amended, also shall terminate as of the effective date of the order.
5.4 Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.
5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c). Any rights of the parties that have already vested shall not be affected by such action, however.
Article 6
Claims and Review Procedures
6.1 Claims Procedure. Any person who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for benefits as follows.
6.1.1	Initiation – written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2	Timing of Administrator response. The Administrator shall respond to the claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

6.1.3	Notice of decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of the denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) after an adverse benefit determination on review.
6.2 Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows.
6.2.1	Initiation – written request. To initiate the review, the claimant must file with the Administrator a written request for review within 60 days after receiving the Administrator’s notice of denial.

6.2.2	Additional submissions – information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Administrator shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Administrator response. The Administrator shall respond in writing to the claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

6.2.5	Notice of decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a).
Article 7
Administration of Agreement
7.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.
7.2 Agents. In the administration of this Agreement the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.
7.3 Binding Effect of Decisions. The decision or action of the Plan Administrator about any question arising out of the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.
7.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.
Article 8
Miscellaneous
8.1 Amendments and Termination. Subject to section 8.14 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.
8.2 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.
8.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.
8.4 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.
8.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.
8.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
8.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.
8.8 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

8.9 Entire Agreement. This Agreement and the Split Dollar Agreement and Endorsement attached as Addendum A, as amended, constitute the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. This Agreement amends and restates in its entirety the December 15, 2003 Second Amended Salary Continuation Agreement.
8.10 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect.
8.11 Headings. Headings are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.
8.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, The Cortland Savings and Banking Company, 194 W. Main Street, P.O. Box 98, Cortland, Ohio 44410-1466, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.
8.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control it appears to Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 8.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 8.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by Executive as provided in this section shall be paid or reimbursed to Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank or the Bank’s parent Cortland Bancorp may have with the Executive under a severance or employment agreement by and among the Executive, the Bank, and Cortland Bancorp. Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].
8.14 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This section 8.14 shall become null and void effective immediately upon a Change in Control.
In Witness Whereof, the Executive and a duly authorized Bank officer have executed this Third Amended Salary Continuation Agreement as of the date first written above.

Executive:	Bank: The Cortland Savings and Banking Company

Danny L. White

By:
Lawrence A. Fantauzzi
Title: President and CEO

Beneficiary Designation
The Cortland Savings and Banking Company
Third Amended Salary Continuation Agreement
Danny L. White
I designate the following as beneficiary of any death benefits under this Third Amended Salary Continuation Agreement:

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Danny L. White

Date:		,	2008

Accepted by the Bank this                      day of                                         , 2008

By:
Lawrence A. Fantauzzi
Title: President and Chief Executive Officer